EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 13, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph stating that effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, in connection with its acquisition of Chex Services, Inc. in December 2001, and adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which appears on page F-1 of the Annual Report on Form 10-K of Equitex, Inc. for the year ended December 31, 2003, and to the reference to our Firm under the caption "Experts" in the Prospectus.




GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
June 8, 2004








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